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EXHIBIT 99.1
Company Contact
Steve Martin
Chief Financial Officer
(858) 373-6303

Investors	Media
EVC Group, Inc.	EVC Group, Inc
Douglas Sherk	Steve DiMattia
Jennifer Beugelmans	(646) 277-8706
(415) 896-6820
FOR IMMEDIATE RELEASE
STRATAGENE ANNOUNCES MOLECULAR DIAGNOSTICS AGREEMENT
Focus Diagnostics and Stratagene Collaborate to Offer Molecular Diagnostics
Products Based on FullVelocity™ Technology
LA JOLLA, Calif. — December 5, 2005 — Stratagene Corporation (NASDAQ: STGN), a developer, manufacturer and marketer of specialized life science research and diagnostic products, announced today that it has entered into a License, Manufacturing and Supply Agreement with privately-held Focus Diagnostics, Inc. to address the growing molecular diagnostics market for infectious diseases. Focus Diagnostics, of Herndon, Virginia, is a specialty diagnostics company that develops innovative infectious disease products and is a leading reference laboratory for infectious and immunological diseases.
Under the agreement, Stratagene has granted Focus Diagnostics a non-exclusive license to its proprietary FullVelocity technology, and will provide expertise and knowledge that Focus will use to develop selected molecular diagnostics testing kits and products. Stratagene will also manufacture the diagnostic products which Focus intends to commercialize globally. Additionally, Stratagene will manufacture and sell reagents to Focus for laboratory-developed tests to be used in Focus’ national reference laboratory.
Molecular testing has improved the process of detecting the presence of agents that cause both viral and non-viral infectious diseases. Using nucleic acid-based diagnostics for the detection of DNA or RNA, clinical laboratories can deliver results within hours, allowing patients to receive appropriate treatment faster than with traditional testing methods. The greater sensitivity of quantitative PCR testing methods allows for the detection of microorganisms even when present in very low concentrations.
FullVelocity technology is a proprietary, high-speed reagent system for quantitative PCR and QRT-PCR that delivers sensitive, specific and reproducible results with significantly shorter run times than competing technology. The FullVelocity technology enables users to make numerous copies of a target, accurately and quickly to detect the presence of specific DNA and RNA in medical specimens. The technology can be used to identify infectious diseases, cancer, genetic diseases, and drug sensitivities. Stratagene has five U.S. issued patents on the technology with additional patents pending.

“This exciting agreement with Focus Diagnostics has allowed us to take our FullVelocity technology to the next level of development, beyond proof-of-concept and into commercialization,” said Joseph A. Sorge, MD, President and CEO of Stratagene. “We continue to believe that our FullVelocity technology and the molecular diagnostics testing market represent a large and growing revenue opportunity for Stratagene. We believe that our technology is faster and more sensitive than competing technologies and that Focus Diagnostics’ decision to partner with Stratagene to commercialize molecular diagnostics products validates this belief. Focus Diagnostics has built a strong reputation as an innovator within diagnostics and we look forward to working closely with them to develop and manufacture products for the molecular diagnostics market.”
“We chose to partner with Stratagene, because we believe the FullVelocity technology is an excellent molecular diagnostics technology,” said Charles C. Harwood, Jr., CEO of Focus Diagnostics. “In our selection process, we carefully validated the FullVelocity technology in the laboratory and compared it to a variety of other competing technologies. In addition to the technology’s superior characteristics, we were also very impressed with the scientific and manufacturing know-how of the Stratagene team. Based upon our due diligence, we believe we are well positioned to successfully bring to market innovative molecular diagnostics products that will be well received by the clinical testing market.”
About Stratagene Corporation
Stratagene is a developer, manufacturer and marketer of specialized life science research and diagnostic products. The Company’s life science research unit supports advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. These products are used throughout the academic, industrial and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. The Company’s diagnostic unit develops and manufactures products for urinalysis as well as high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders. In addition, by combining its expertise in diagnostics and molecular biology, as well as its experience with FDA regulatory procedures, the Company is pursuing opportunities to expand its product portfolio to include molecular diagnostic kits and instrumentation. More information is available at www.stratagene.com.
About Focus Diagnostics, Inc.
Focus Diagnostics has served the healthcare community for nearly three decades as an innovative developer and provider of products and testing services for complex diagnostics, including infectious disease, autoimmune and newly introduced genetic testing. Focus Diagnostics’ USFDA-registered and ISO 9001-certified diagnostics manufacturing facility and ISO 9001-certified reference laboratory are located in Cypress, California. Corporate headquarters are in Herndon, Virginia. More information is available at www.focusdx.com.
Safe Harbor Statement
Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Stratagene generally identifies forward-looking statements by using words like “believe,” “intend,” “target,” “expect,” “estimate,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate,” “predict” or similar expressions. You can also identify forward-looking statements by discussions of strategies, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Stratagene to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements are risks associated with the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, including molecular diagnostic testing kits and related products, the company’s ability to compete effectively in the diagnostics and life sciences research markets, variability of the company’s quarterly revenues and operating results, the failure of the company to retain key employees, the company’s ability to obtain additional debt or equity financing, the possibility of declining sales due in part to a reduction in research and development budgets or government funding, the company’s ongoing ability to protect its own intellectual property rights and to avoid violating the intellectual property rights of third parties, extended manufacturing difficulties and currency fluctuations. For more information about these and other factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements please see “Factors that May Affect Future Results” included in Stratagene’s Annual Report on Form 10-K for the year ended December 31, 2004 and in other reports filed by Stratagene from time to time with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q.